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                                                               EXHIBIT 99.1

CONTACT:   Laura Guerrant (Financial Community)  AGENCY: Sheryl Moreno
           Asyst Technologies, Inc.                      MCA, Inc.
           510/661-5000                                  650/968-8900
           510/661-5160 (fax)                            650/968-8990 (fax)

           Lori Cox (Editorial/Media)
           Asyst Technologies, Inc.
           510/661-5000
           510/661-5166 (fax)

              ASYST TECHNOLOGIES, INC. TO ACQUIRE HINE DESIGN INC.

FREMONT, Calif., July 6, 1998--Asyst Technologies, Inc. (Nasdaq:ASYT), the leading supplier of manufacturing automation and Standard Mechanical InterFace
(SMIF) isolation to the global semiconductor industry, announced today that it has agreed to acquire Hine Design Inc. (Sunnyvale, Calif.), a leading supplier of wafer-handling robots for semiconductor process tools. With this acquisition, Asyst expands its product offerings for semiconductor factory automation, where Asyst is a leading supplier of material handling solutions to both OEM tool suppliers and chip makers.

The transaction will be structured as a purchase of stock for approximately $12 million in cash and the assumption of certain debt liabilities of $12 million. Other terms of the deal were not disclosed. When the transaction is completed, Hine Design will become a wholly owned subsidiary of Asyst. The transaction is subject to certain conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary regulatory and legal approvals, and is expected to be finalized in the second quarter of fiscal 1999.

Asyst's President and Chief Operating Officer Terry Moshier noted that the Hine Design acquisition is the latest development in Asyst's strategic vision to provide customers a more complete tool automation solution. "Hine Design is a recognized technology innovator in providing customized robotic wafer-handling solutions to the OEM market. They have unique capabilities to meet requirements for harsh environment applications - a specific need for CMP, copper processing and other tools," noted Moshier. "This strategic acquisition not only augments the hardware and software offerings we provide today, but positions Asyst to be the leader in tool automation now and in the future. With the addition of wafer handling robotics to our portfolio of minienvironment, isolation technology and software products, we now have all of the building blocks necessary to provide OEMs with `one stop' shopping for their automation-enabling tool front ends."

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ASYST TO ACQUIRE HINE DESIGN.......................................  Page 2 of 2

Derek Hine, chairman and chief executive officer of Hine Design, noted, "We are extremely pleased about the opportunity to partner with Asyst. We share a close geographical proximity, internal culture, passion for excellence and complementary product lines. Asyst already has global resources dedicated to sales, service and applications engineering - areas that are necessary for the next phase of growth. In addition, we believe that our capability to serve our current customers and grow the customer base for our robotic products is a valuable benefit. Our combined capabilities will allow us to provide a complete, tool-centric automation solution that leverages Hine Design's significant design wins placing robotics on emerging new platforms."

Moshier elaborated, "For cost and competitive reasons, automating the semiconductor manufacturing process is an imperative. The transition to a highly automated manufacturing methodology is a reality today, and will only accelerate as the move to 300 mm wafer size gains momentum. The material handling and software communications at the front end of the tool will provide the factory interface to enable fully automated manufacturing. Combined with Asyst's existing core competencies in SMIF, minienvironment technology, WIP tracking, lot validation, and factory automation software, the addition of Hine's tool robotics will optimize our ability to capitalize on this growing market opportunity."

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities, and other factors more fully detailed in the Company's most recent Forms 10-K annual report and 10-Q quarterly report on file with the SEC.

ABOUT HINE DESIGN: Hine Design Inc. is a privately held company with headquarters in Sunnyvale, Calif. specializing in the design and manufacture of wafer and flat panel display material handling solutions for original equipment manufacturers. Founded in 1983 by Derek Hine, CEO, the Company continues to pursue its vision of providing customers with the highest quality and maximum value in material handling systems. Hine Design is an ISO9001 certified company and has received Lam Research Corp.'s Supplier of the Year award for five consecutive years and GaSonics International's first Outstanding Supplier award.

ABOUT ASYST: The pioneer of the Standard Mechanical InterFace (SMIF), Asyst Technologies, Inc. is the leading provider of automated material handling systems critical to seamless factory automation in the most advanced fabs worldwide. Asyst's comprehensive solutions, which include industry-leading 200 mm and 300 mm product offerings, result in greater fab profitability and productivity. Through innovative developments in the software and integration services area, Asyst Software, Inc., a wholly owned subsidiary, provides integrated circuit (IC) manufacturers fully automated solutions addressing their most advanced manufacturing challenges. Founded in 1984, Asyst Technologies, Inc. is headquartered in Fremont, Calif., with facilities in Europe and the Pacific Rim. Asyst Software, Inc., is located in San Jose, CA. Asyst's homepage is located on the World Wide Web at http://www.asyst.com

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